UNITED STATES

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MCG Capital Corporation

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On May 11, 2010, MCG Capital Corporation issued the following news release:

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (866) 904-4775 (FAX) MCGCapital.com	PRESS RELEASE Contact: Marshall Murphy (703) 562-7110 MMurphy@MCGCapital.com

FOR IMMEDIATE RELEASE

WESTERN’S PLAN FOR MCG BENEFITS A FEW — BUT NOT YOU

MCG CAPITAL SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees and Proposals on the

WHITE Proxy Card Today

ARLINGTON, VA – May 11, 2010 – MCG Capital Corporation (Nasdaq: MCGC) (“MCG”) today announced that it is mailing the following letter to the Company’s stockholders. MCG stockholders of record as of the close of business on Thursday, April 1, 2010 are entitled to vote at the Annual Meeting. The MCG Board of Directors recommends that stockholders vote FOR the Board’s highly qualified nominees and the proposals advanced by the Board by telephone, Internet or by signing, dating and returning the WHITE proxy card today.

May 11, 2010

WESTERN’S PLAN FOR MCG BENEFITS A FEW — BUT NOT YOU

Dear Stockholder:

By now you have received multiple letters from Western Investment, a hedge fund attempting to draw your focus to melodramatic, distorted criticisms of MCG’s management and strategy, without offering you any clarity on what they are actually planning.

Western cites sensational and inciting stock market statistics from the recent recession, claims that it is a long-term MCG stockholder deeply concerned about the future of MCG and asks you to support one single premise — that Western, Western’s nominees and the Tokarz Group represent the best opportunity for MCG stockholders to maximize the short- and long-term value of their shares, but:

•	Western has benefited handsomely from the efforts of MCG’s Board and management — if Western were to sell its investment in MCG today, they would realize a profit of over $6 million;

•

To date, WESTERN HAS NEVER ONCE CONTACTED THE COMPANY — no letter, no call, no e-mail, no meeting, no request for a meeting — nothing. Our CEO and CFO initiated a meeting with Western in 2009, at which Western offered NO ADVICE, IDEAS OR ASSISTANCE and has never requested a subsequent meeting; and

•	While MCG’s Board and management have explored every avenue and worked diligently to increase stockholder value, and have been achieving results, WESTERN HAS REMAINED SILENT, UNTIL NOW. WHY?

Western has waited until MCG has strengthened its balance sheet, restored the payment of dividends and as of April 30, 2010 had increased its stock price by 800% over the past 16 months before offering its solitary idea — to have Michael Tokarz, the Chairman and Portfolio Manager of MVC Capital, a company that represents almost 9% of Western’s investment portfolio, take over the management of MCG, but:

•	MVC Capital, which Western praises so highly, TRADES AT THE SAME DISCOUNT TO NET ASSET VALUE AS MCG;

•	The value of Western’s investment in MVC Capital is FOUR TIMES as large as its basis in MCG; and

•	Western’s investment in MCG is profitable for them TODAY — we think that their true concern is with their much larger investment in MVC Capital.

If you wave aside Western’s smoke screen of irresponsible hyperbole and take a closer look at their solution:

•	The total compensation and G&A expense at MVC Capital over the last twelve months is 3.6% of the average investment portfolio, while that same figure is just 3.1% at MCG; and

•

Western may call themselves “ethical activists” — but we think it is anything but ethical to push to burden YOU as stockholders with an expensive investment management contract for the benefit of the Tokarz Group — WHICH EMPLOYS ONE OF WESTERN’S NOMINEES.

Your Board and management have DELIVERED RESULTS at a lower cost to you — and have a multi-faceted plan to continue to do so and unlike conflicted Western, OUR INTERESTS ARE ALIGNED WITH YOURS.

Ask yourself — whose interests are Western’s nominees really trying to promote?

WESTERN OFFERS YOU MISLEADING HALF TRUTHS

Western has concentrated its efforts on carefully orchestrated tabloid sensationalism to obscure the facts. On closer inspection:

•	OUR COMPENSATION PRACTICES ALIGN THE INTERESTS OF OUR MANAGEMENT WITH YOUR INTERESTS. Western characterizes our compensation as “excessive.” What they don’t tell you is:

•	Base salaries for our management have been frozen for the last two years, and base salaries for our staff have been frozen for the last year;

•

The compensation packages of our management depend upon delivering meaningful results to our stockholders — More than half of Mr. Tunney’s 2009 target compensation was dependent on meeting concrete financial performance objectives on your behalf; and

•	Mr. Tunney passed up 50% of the bonus to which he was contractually entitled in 2009, received no bonus at all in 2008 and was paid in the lowest 15 percent of our peer group overall.

Our management team has demonstrated that they are willing to tie the lion’s share of their compensation to delivering results for you and to bear the consequences if they fail. The facts simply do not support Western’s charges that we have rewarded poor performance with excessive compensation.

•

WESTERN IS NOT RESPONSIBLE FOR THE INCREASE IN OUR STOCK PRICE. Western’s attempt to claim credit for the significant increases in our share price is baseless and confounding. It is very important to us that our share price increase to a point that recognizes the true value of MCG — and while we have not met our ultimate goal of closing the gap between our share price and our net asset value, we are extremely proud of the fact that our stock price has dramatically increased over the last year, resulting in meaningful value for our stockholders. We cannot imagine any logical basis for a statement that the announcement of Western’s nominations in mid-April 2010 were responsible for any portion of the steady upward trend in our share price over the past year.

•

WE WILL NOT SELL MILLIONS OF DOLLARS OF STOCK BELOW NET ASSET VALUE IN DILUTIVE OFFERINGS. The public record does not support Western’s “sky is falling” approach to our proposal seeking authority to issue shares below net asset value. The seven BDCs who issued equity below net asset value in the last year, at an average price of 83% of their net asset value, have experienced an average stock price increase of 41%. On our May 4, 2010 earnings call, Mr. Tunney stated that:

•

We do not intend to use this authority soon or at our current discount to net asset value. We intend to use this authority solely in connection with attractive investment opportunities that would be accretive on a distributable net operating income basis and would be beneficial to all of our stockholders; and

•

Not only is it common for business development companies to seek, and to be granted this authority, we have limited our request to 15 percent of our outstanding shares — the lowest end of what is often requested — because of our commitment to avoid meaningful dilution of net asset value.

•

WE HAVE A STRONG TRACK RECORD OF INCREASING OUR SHARE PRICE AND CLOSING THE GAP BETWEEN OUR SHARE PRICE AND OUR NET ASSET VALUE. Western criticizes any presentation of our stock price performance unless it obscures the success of the comprehensive strategy implemented by our current management and Board. It is ironic that their accusations of an “obvious and clumsy manipulation” are directed at a clear and concise presentation of MCG’s year-over-year performance, a measure of obvious value in connection with an annual meeting of stockholders. Even Western’s carefully chosen illustrations cannot mask this trend.

Your Board and management have been executing on a multi-faceted strategy to close the gap between our net asset value and our stock price, grow the Company and enhance stockholder value. We have shared our plans with you every step of the way as we have planned for, and accomplished, key milestones, and plan to continue to do so in the future.

Don’t let Western mislead you with skewed interpretations, half truths and distortions designed to divert your attention from their plan to further their own agenda.

WESTERN HAS ONE IDEA — ADVANCE ITS OWN INTERESTS

Western’s sole suggestion is to burden MCG with expensive management fees for the benefit of a related party who is actively engaged in Western’s solicitation. There are a number of possible ways to maximize short- and long-term MCG stockholder value that Western might have suggested instead, including:

☒	Seeking continued debt financing with extended maturity dates and relaxed covenants	☒	Monetizing junior debt and equity portfolio investments to realize net asset value and build liquidity

☒	Reducing general and administrative costs	☒	Reducing leverage by paying down existing debt obligations

☒	Repurchasing outstanding debt securities at a discount	☒	Freezing base salaries and reducing executive bonus opportunities

☒	Deploying capital to increase net operating income	☒	Reinstating dividends

THE PROBLEM FOR WESTERN IS — MCG’S BOARD AND MANAGEMENT HAVE ALREADY

EXECUTED ON EVERY ONE OF THOSE IDEAS — AND THOSE IDEAS ARE WORKING.

VOTE “FOR” YOUR BOARD’S NOMINEES AND PROPOSALS

ON THE WHITE PROXY CARD TODAY

We urge you to support your Board and management by voting FOR the two experienced nominees proposed by the Board and FOR the proposals set forth in MCG’s proxy statement, using the enclosed WHITE proxy card, and not to return any proxy card sent to you by Western Investment.

You can revoke any vote cast for Western by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count — any proxy may be revoked at any time prior to its exercise at the 2010 Annual Meeting as described in the proxy statement.

If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 212-929-5500 (Call Collect).

On behalf of MCG’s Board of Directors, thank you for your continued support and interest in MCG.

/s/ STEVEN F. TUNNEY, SR.
Steven F. Tunney, Sr.
President and Chief Executive Officer

If you have questions or need assistance voting your MCG shares please contact:

MacKenzie Partners, Inc.

proxy@mackenziepartners.com

800-322-2885

212-929-5500 (Call Collect)

Important Information

MCG, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from MCG’s stockholders in connection with MCG’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement and the Schedule 14A that MCG filed with the SEC on April 21, 2010.

MCG has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning MCG are available free of charge at www.sec.gov and http://investor.mcgcapital.com. Stockholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Statements in this letter regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements regarding: the willingness of management to tie their compensation to future results of the Company; the Company’s intentions with respect to issuances of shares at below net asset value, including the use of such offerings in connection with attractive investment opportunities that would be accretive on a distributable net operating income basis; and the execution by the Company’s Board and management on a multi-faceted strategy to close the gap between the Company’s net asset value and its stock price, grow the Company and enhance stockholder value; and the Company’s future plans to share its strategy and key milestones with stockholders, may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this letter as of this date and assumes no obligations to update the information included in this letter or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About MCG

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Contact:	Marshall Murphy
(703) 562-7110

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